Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of QuickLogic Corporation (the “Company”) of our report dated March 26, 2024, except for Note 14 to the consolidated financial statements, as to which the date is March 25, 2025, relating to the consolidated financial statements as of December 31, 2023 and for the years ended December 31, 2023 and January 1, 2023 of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 29, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

(formerly, Moss Adams LLP)

San Francisco, California

August 14, 2025